PRESS RELEASE

Innospec REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Continued strength in Fuel Specialties offset negative US winter storm impacts in other businesses

Increasing confidence for sequential operating income and margin growth in Performance Chemicals and Oilfield Services

Dividend increased by 10 percent; $6.2 million in share repurchases made in the quarter

New $75 million buyback authorization

GAAP EPS of $1.22 and adjusted non-GAAP EPS of $1.05

Englewood, CO – May 7, 2026 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2026. The Company declared its semi-annual dividend of 92 cents per common share for the first half of this year, representing an increase of 10 percent. This dividend will be paid on May 29, 2026 to shareholders of record on May 19, 2026.

Total revenues for the first quarter were $453.2 million, an increase of 3 percent from $440.8 million in the corresponding period last year. Net income attributable to Innospec for the quarter was $30.4 million or $1.22 per diluted share compared to $32.8 million or $1.31 per diluted share recorded in the corresponding period last year. Adjusted EBITDA for the quarter was $43.7 million compared to $54.0 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the first quarter was $1.05 per diluted share, compared to $1.42 per diluted share a year ago.

Cash from operating activities was $17.6 million before capital expenditures of $8.6 million. The quarter closed with net cash of $289.1 million.

Adjusted EBITDA and net income attributable to Innospec excluding special items, and related per-share amounts, together with net cash, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2026		Quarter ended March 31, 2025

(in millions, except share and per share data)	Net income attributable to Innospec	Diluted EPS	Net income attributable to Innospec	Diluted EPS

Reported GAAP amounts	$30.4	$1.22	$32.8	$1.31

Adjustment to fair value of contingent consideration	(4.7)	(0.19)	0.7	0.03
Foreign currency exchange gains	(1.9)	(0.08)	(0.3)	(0.01)
Legacy costs of closed operations	1.7	0.07	0.6	0.02
Amortization of acquired intangible assets	0.8	0.03	1.7	0.07
	(4.1)	(0.17)	2.7	0.11

Adjusted non-GAAP amounts	$26.3	$1.05	$35.5	$1.42

Commenting on the first quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was a mixed quarter for Innospec with continued strong results in Fuel Specialties partially offsetting the negative impacts of the January 2026 US winter storm on Performance Chemicals and Oilfield Services.

Performance Chemicals sales were broadly flat with last year, but margins and operating income were significantly impacted by a shutdown of the North Carolina plants due to the US winter storm. We are prioritizing plant repairs in order to meet customer requirements. In parallel, we continue to execute on a range of other topline and margin opportunities identified in the business. We expect these combined efforts to drive sequential growth in the second quarter.

Fuel Specialties had another strong quarter with sales growth and margins that remained at the upper end of our target range. As expected, the business has continued to deliver consistently strong results as our team advances on a broad set of regional and end-market opportunities in traditional fuel, renewable fuel and non-fuel applications.

Oilfield Services operating income and margins improved on the prior year, but overall performance was negatively impacted by the US winter storm. While the Middle East conflict may delay the planned expansion in the region, we remain focused on driving incremental growth from our recent DRA expansion and other opportunities in our completions and production segments. We are cautiously optimistic that these efforts will drive sequential improvement in the second quarter and leave us well positioned for further improvement in the second half of 2026.”

Revenues in Performance Chemicals of $169.4 million were up 1 percent over the first quarter of last year as volume reductions of 9 percent were offset by a positive price/mix of 1 percent and favorable currency impact of 9 percent. Gross margins of 16.8 percent decreased by 4.2 percentage points from the same quarter last year. Operating income of $10.7 million decreased 46 percent from $19.8 million in the corresponding prior year period.

Revenues in Fuel Specialties of $181.6 million were up 7 percent from $170.3 million in the first quarter of last year with volume growth of 10 percent and a positive currency impact of 6 percent offsetting a negative price/mix of 9 percent. Gross margins of 35.4 percent decreased by 0.3 percentage points over last year. Operating income of $37.8 million was up 2 percent from $36.9 million a year ago.

Revenues in Oilfield Services of $102.2 million for the quarter were consistent compared with the first quarter of last year. Gross margins of 30.1 percent increased by 1.7 percentage points from the same quarter last year on a richer sales mix. Operating income of $5.6 million increased 37 percent from $4.1 million in the prior year period.

Corporate costs for the quarter were $22.3 million, compared with $17.7 million a year ago. The effective tax rate for the quarter was 22.8 percent compared to 25.7 percent in the same period last year.

For the quarter, net cash provided by operating activities was $17.6 million compared to $28.3 million a year ago. As of March 31, 2026, Innospec had $289.1 million in cash and cash equivalents and no debt.

Mr. Williams concluded,

“While the Middle East conflict is creating significant market uncertainty, we are seeing increased opportunities to deliver stand-out service and security of supply for all our customers. Our teams remain focused on elements within our control as we have in prior similar cycles. In parallel, margin enhancement, new technology commercialization and other opportunities remain the priority across our businesses, and we are optimistic about the impact that these actions will have on future results.

Operating cash generation was again positive in the quarter, and our net cash position closed at over $289 million. We have significant balance sheet flexibility for dividend growth, buybacks, organic investment and M&A. This quarter our Board approved a further 10 percent increase in our semi-annual dividend to 92 cents per share, and we completed $6.2 million in share repurchases. Additionally, the Board approved a new $75 million buyback authorization to further enhance shareholder return flexibility.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, net income attributable to Innospec excluding special items and related per share amounts together with net cash. Adjusted EBITDA is net income attributable to Innospec per our consolidated financial statements adjusted for the exclusion of interest income, net, income taxes, depreciation and amortization, foreign currency exchange gains, legacy costs of closed operations and adjustment to fair value of contingent consideration. Net income attributable to Innospec and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of adjustment to fair value of contingent consideration, foreign currency exchange gains, legacy costs of closed operations and amortization of acquired intangible assets. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below.

The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and net income attributable to Innospec excluding special items and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income attributable to Innospec) to allocate resources and evaluate the performance of the Company’s operations and has provided a reconciliation of adjusted EBITDA and net income attributable to Innospec excluding special items, and related per share amounts, to GAAP net income attributable to Innospec herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2,450 employees in 22 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends,” “outlook” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2025 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading "Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+1-303-792-5554

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

	Three Months Ended
	March 31
(in millions, except share and per share data)	2026	2025

Net sales	$453.2	$440.8
Cost of goods sold	(329.7)	(315.7)
Gross profit	123.5	125.1

Operating expenses:
Selling, general and administrative	(78.5)	(69.3)
Research and development	(13.2)	(12.7)
Adjustment to fair value of contingent consideration	4.7	(0.7)
Profit on disposal of property, plant and equipment	-	0.1
Total operating expenses	(87.0)	(82.6)
Operating income	36.5	42.5
Other income, net	2.6	0.3
Interest income, net	0.8	2.4
Income before income taxes	39.9	45.2
Income taxes	(9.1)	(11.6)
Net income	30.8	33.6
Net income attributable to non-controlling interests	(0.4)	(0.8)
Net income attributable to Innospec	$30.4	$32.8

Earnings per share:
Basic	$1.23	$1.31
Diluted	$1.22	$1.31

Weighted average shares outstanding (in thousands):
Basic	24,776	24,970
Diluted	24,844	25,102

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended
	March 31
(in millions)	2026	2025

Net sales:
Performance Chemicals	$169.4	$168.4
Fuel Specialties	181.6	170.3
Oilfield Services	102.2	102.1
	453.2	440.8

Gross profit:
Performance Chemicals	28.4	35.3
Fuel Specialties	64.3	60.8
Oilfield Services	30.8	29.0
	123.5	125.1

Operating income:
Performance Chemicals	10.7	19.8
Fuel Specialties	37.8	36.9
Oilfield Services	5.6	4.1
Corporate costs	(22.3)	(17.7)
	31.8	43.1
Adjustment to fair value of contingent consideration	4.7	(0.7)
Profit on disposal of property, plant and equipment	-	0.1
Total operating income	$36.5	$42.5

Schedule 2B

NON-GAAP MEASURES	Three Months Ended March 31
(in millions)	2026	2025

Net income attributable to Innospec	$30.4	$32.8
Interest income, net	(0.8)	(2.4)
Income taxes	9.1	11.6
Depreciation and amortization	9.9	10.9
Foreign currency exchange gains	(2.5)	(0.4)
Legacy costs of closed operations	2.3	0.8
Adjustment to fair value of contingent consideration	(4.7)	0.7
Adjusted EBITDA	$43.7	$54.0

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2026	December 31, 2025
Assets

Current assets:
Cash and cash equivalents	$289.1	$292.5
Trade and other accounts receivable	354.2	342.3
Inventories	321.5	329.3
Prepaid expenses	16.9	20.1
Prepaid income taxes	10.6	13.1
Other current assets	6.8	7.3
Total current assets	999.1	1,004.6

Net property, plant and equipment	285.7	286.1
Operating lease right-of-use assets	50.6	52.7
Goodwill	399.1	399.0
Other intangible assets	68.9	67.7
Deferred tax assets	13.0	13.6
Other non-current assets	3.4	8.7
Total assets	$1,819.8	$1,832.4
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$138.5	$174.7
Accrued liabilities	169.3	152.3
Current portion of operating lease liabilities	15.1	15.9
Current portion of plant closure provisions	4.9	4.9
Current portion of acquisition-related contingent consideration	2.7	7.0
Accrued income taxes	4.3	5.3
Total current liabilities	334.8	360.1

Operating lease liabilities, net of current portion	35.5	36.8
Plant closure provisions, net of current portion	60.8	60.2
Deferred tax liabilities	17.9	19.1
Pension liabilities and post-employment benefits	12.8	13.2
Acquisition-related contingent consideration, net of current portion	1.3	1.3
Other non-current liabilities	4.5	8.8
Equity	1,352.2	1,332.9
Total liabilities and equity	$1,819.8	$1,832.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
(in millions)	2026	2025
Cash Flows from Operating Activities

Net income attributable to Innospec	$30.4	$32.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9.9	10.9
Adjustment to fair value of contingent consideration	(4.7)	0.7
Deferred taxes	(0.7)	(0.3)
Profit on disposal of property, plant and equipment	-	(0.1)
Movements on defined benefit pension plans	(0.2)	1.3
Stock option compensation	1.6	1.9
Changes in working capital	(22.3)	(21.6)
Movements in plant closure provisions	1.5	(0.4)
Movements in income taxes	0.4	4.3
Movements in other assets and liabilities	1.7	(1.2)
Net cash provided by operating activities	17.6	28.3
Cash Flows from Investing Activities

Capital expenditures	(8.9)	(8.4)
Proceeds on disposal of property, plant and equipment	0.3	0.1
Internally developed software	(5.1)	(7.2)
Net cash used in investing activities	(13.7)	(15.5)
Cash Flows from Financing Activities

Non-controlling interest	0.4	0.8
Issue of treasury stock	0.1	0.2
Repurchase of common stock	(7.1)	(4.8)
Net cash used in financing activities	(6.6)	(3.8)

Effect of foreign currency exchange rate changes on cash	(0.7)	1.6
Net change in cash and cash equivalents	(3.4)	10.6
Cash and cash equivalents at beginning of period	292.5	289.2
Cash and cash equivalents at end of period	$289.1	$299.8